Exhibit 99.11

GLENCORE AG

November 28, 2008

Douglas Newby

Poly Met Mining Inc.

6500 Country Road 666

Hoyt Lakes, Minnesota

Douglas,

Sub: Executed Consent from Cleveland Cliffs

The undersigned (the “Purchaser”) hereby extends the date by which Poly Met Mining, Inc. (the “Issuer”) shall have delivered to the Purchaser the executed consent to the Erie Plant Mortgage (the “Executed Consent”) as provided in Section 4.8(b) of the purchase agreement dated October 31, 2008 (the “Purchase Agreement”) between the Issuer, PolyMet Mining Corp. (the “Company”) and the Purchaser, to Friday, December 12, 2008 (the “New Due Date”). The New Due Date shall be inclusive of any applicable cure or notice period and failure to provide the Purchaser with the Executed Consent by the New Due Date shall be a failure by the Issuer and the Company to comply with their covenants under the Purchase Agreement which shall result in, among other things, the non-satisfaction of the conditions to the Tranche B Closing and the occurrence of an Event of Default under the Tranche A Debenture.

The Purchase Agreement shall remain in full force and effect, unamended hereby except as otherwise specifically provided herein.

Initially capitalized terms used herein that are not otherwise defined herein, shall have the respective meanings given thereto in the Purchase Agreement.

Regards,
/s/ Rajiv Singhal
Rajiv Singhal
GLENCORE AG

Baarermattstrasse 3 • P.O. Box 666 • CH-6341 Baar • Switzerland

Telephone +41 41 709 35 35 • Telefax +41 41 709 35 36